AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT is dated as of August 19, 2002, between TASTY BAKING COMPANY, a Pennsylvania corporation (the "Company"), and CARL S. WATTS ("Executive").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, Executive has served as the President and Chief Executive Officer of the Company and, as such, has made and is currently making a significant contribution to the Company's business; and

         WHEREAS, the Board has appointed a new Chief Executive Officer effective October 7, 2002; and WHEREAS, the Board of Directors of the Company (the "Board") believes that the continued services of Executive as an employee and as Chairman of the Board will be of great value and importance to the Company and is desirous of ensuring the continuation of Executive's services for a period of years to contribute to a smooth transition of duties to the new Chief Executive Officer, and to perform such other tasks as the Board of Directors may deem appropriate; and

         WHEREAS, the Board believes that during the aforementioned transitionary phase, it is appropriate to increase Executive's base salary and to eliminate longer-term, incentive-oriented compensation; and

         WHEREAS, Executive and the Company are currently obligated under a certain Employment Agreement dated as of July 1, 1988; and

         WHEREAS, Executive and the Company are willing to enter into an amended and restated employment agreement upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

         Section 1. Term of Employment. The Company hereby employs Executive (i) through October 6, 2002, as Chairman of the Board, President and Chief Executive Officer, and (ii) from October 7, 2002 solely as Chairman of the Board, and Executive accepts such employment by the Company in each case, on the terms and conditions herein contained and subject to termination only as hereinafter provided (the period from the date hereof through termination of this Agreement as hereinafter provided is referred to as the "Employment Period").

         Section 2. Duties. During the Employment Period, Executive shall have such duties, responsibility and authority and perform such services for the Company as are consistent with Executive's background, training and experience as may from time to time be assigned to Executive by the Board of the Company. For the period from the date hereof through October 6, 2002, Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company; for the period from October 7, 2002 through the end of the Employment Period, Executive shall serve as a full-time employee of the Company in the capacity of Chairman of the Board. In his capacity as Chairman of the Board, the Executive shall be employed on a full-time basis to perform such tasks as the Board of Directors may deem appropriate, such as (but not limited to) supporting the efforts of, and serving as day-to-day advisor to, the Chief Executive Officer, assisting in evaluating and implementing acquisitions and joint ventures, advising on industry background and conditions, and assisting in the smooth transition of management responsibilities to the new Chief Executive Officer.

         Section 3. Compensation.

               (a) Commencing on January 1, 2002 and thereafter during the Employment Period, the Company shall pay Executive a base salary at the annual rate of $700,000.00. Payment shall be made in accordance with the Company's regular practice for Senior Executive employees as in effect from time to time.

               (b) Effective January 1, 2002, Executive shall not be entitled to participate in the Management Incentive Bonus Plan of the Company.

         Section 4. Additional Terms.

               (a) The Company will reimburse Executive for all reasonable expenses properly incurred by Executive in the performance of Executive's duties hereunder in accordance with policies established for Senior Executives of the Company from time to time by the Board.

               (b) Except as provided in Section 3(b), above, during the Employment Period, Executive shall be entitled to participate, in accord with the terms thereof, in any present or future insurance, pension, SERP, Thrift, ESOP, or other employee benefit, compensation or incentive plan adopted by the Company for Senior Executives generally; provided however, Executive will not receive any new or additional stock options or stock based incentives after the date hereof.

               (c) During the Employment Period, the Company shall provide Executive with the exclusive use of the automobile (and bear all costs of fuel, maintenance, repairs and insurance thereon) as heretofore provided to Executive by the Company for Executive's use, or a replacement automobile of similar prestige and appointments.

         Section 5. Termination of Employment Period.

               (a) The Employment Period and the Executive's employment by the Company shall cease and terminate upon the earliest to occur of the events specified below:

                    (i) The later of April 30, 2004 and the day after the Company holds its annual meeting of shareholders in 2004 (assuming the Company is then an independent publicly-owned corporation), but in no event later than June 30, 2004.

                    (ii) The death of Executive. If Executive dies during the term of this Agreement, Executive's salary through the end of the month in which death occurs shall be paid to Executive's estate.

                    (iii) The Executive's election of early retirement prior to the date applicable under Section 5(a)(i) for termination.

                    (iv) Termination of Executive's employment for Cause. For these purposes "Cause" for termination of Executive shall be limited to actions by Executive involving willful malfeasance or gross negligence or failure to act by Executive involving willful and material nonfeasance which, at the time of such willful malfeasance or gross negligence or willful and material nonfeasance, would tend to have a materially adverse effect on the Company.

               (b) In the event that Executive becomes "totally disabled" within the meaning of the Company's Long Term Disability Plan, the Employment Period shall be suspended (to resume following suspension unless otherwise terminated) during any period in which Executive is entitled to receive long term disability payments under such plan and, during such period of suspension, Executive shall not be entitled to any compensation under Section 3 hereof, but shall be entitled to the same benefits that any other employee of the Company would enjoy under the

Long Term Disability Plan; provided however, in no event shall the Employment Period or suspension thereof extend beyond the period set forth in Section 5(a)(i) above.

               (c) Except as otherwise expressly provided herein, this Agreement and all of the liabilities and obligations of the parties hereunder shall cease and terminate effective upon the termination of the Employment Period.

               (d) If (i) Executive's employment hereunder is terminated by the Company other than pursuant to Section 5(a) hereof, (ii) Executive terminates his employment hereunder because his authority, duties or responsibilities are altered so as to be inconsistent with the provisions of Section 2 hereof and Executive's background, training and experience, or (iii) Executive terminates his employment hereunder because of the Company's continued failure to perform its duties hereunder in any material respect, which failure has not been cured within 20 days after notice of such failure has been given by Executive to Company, then the Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of the termination of Executive's employment in breach of the terms hereof, (A) his annual base salary then in effect for each full year and any portion thereof (with the base salary prorated for such portion of a full year) through the remaining balance of the Employment Period, (B) health and life insurance coverages provided by the Company from time-to-time to Senior Executives of the Company at the cost of the Company through the remaining balance of the Employment Period, and (C) supplemental retirement benefits under the Executive's Supplemental Executive Retirement Plan Agreement as modified by the provisions set forth on Exhibit A hereto which modifications shall automatically take effect upon Executive's execution and delivery to the Company of a release in the form attached as Exhibit B hereto (provided such release is executed and delivered within 90 days after the effective date of the termination of his employment) and such release having become effective under all applicable laws after the revocation period set forth in paragraph (iv) of such release. In the event that Executive fails to execute and deliver the release in a timely fashion, or such release shall not have become effective under all applicable laws, then Executive shall not be entitled to the benefits under clause (C) of the preceding sentence. Payments under clauses (A) and (B) in the preceding sentence shall be made no less often than monthly.

         Section 6. Assignment. This Employment Agreement shall not be assignable by the Company except to a majority-owned subsidiary or parent entity of the Company or to a successor to the Company and its business by way of merger, acquisition, purchase of assets or otherwise and this Employment Agreement is and shall be binding upon and inure to the benefit of any such parent, subsidiary or successor. This Employment Agreement shall not be assignable by Executive but it shall be binding upon and inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

         Section 7. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

               (e)      If to the Company, to:    Tasty Baking Company
                                                  2801 Hunting Park Avenue
                                                  Philadelphia, PA  19129
                                                  Attention:  Secretary

               (f)      If to the
                                                  Executive, to:
                                                  Carl S. Watts 105
                                                  Pheasant Fields
                                                  Lane Moorestown,
                                                  NJ 08057

Addresses may be changed by notice in writing signed by the addressee.

         Section 8. Confidential Information. Executive agrees to hold in a fiduciary capacity for the benefit of the Company all of the Company's business secrets and confidential information, knowledge and data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or any of its affiliated companies, including without limitation, information relating to such matters as finances, operations, processes, product recipes, new products in development, sales methods, equipment, techniques, plans, formulae, products, methods and know-how, customer requirements and names of suppliers. The obligations under this Section 8 shall survive the termination of this Agreement and any termination of Executive's employment with the Company or any of its affiliates. Executive's obligations under this Section 8 shall not be deemed violated in the event that (i) Executive discloses any such information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) such information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is legally entitled, to the best of Executive's knowledge, to make such information available. Executive agrees that in the event of breach of any of his obligations under this Section 8, Company shall be entitled to an injunction restraining Executive from violating the provisions hereof and he further agrees that an action for damages does not provide an adequate remedy for his violation of this Section 8.

         Section 9. Mediation/Arbitration. Except as provided in Section 8 above, the parties shall attempt to resolve any dispute through mediation conducted in Philadelphia, Pennsylvania. If the parties do not promptly agree on a neutral mediator, then any of the parties may notify

J.A.M.S./Endispute, 345 Park Avenue, New York, New York, to initiate selection of a mediator from the J.A.M.S/Endispute Panel of Neutrals. The Company shall pay the fees and expenses of the mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party(ies) may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules ("Rules") of the American Arbitration Association (the "Association"). The place of arbitration shall be Philadelphia, Pennsylvania. Arbitration may be commenced at any time by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by such Association, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party. The arbitrator shall render a written decision within one hundred eighty (180) days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The costs and expenses of arbitration, including legal fees and expenses of the arbitrator, shall be paid by the parties as the arbitrator may assess. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances. The procedures set forth in this Section 9 shall constitute the sole and exclusive procedures for the resolution of any dispute under this

Agreement, except for any dispute related to an alleged violation of Section 8 hereof, in which case Company, without prejudice to or compliance with the procedures set forth in this Section 9, is expressly permitted to institute legal proceedings to obtain a temporary restraining order, a preliminary and permanent injunction or other equitable relief.

         Section 10. Miscellaneous. This Agreement is the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof. This Agreement shall in all respects be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:                                   TASTY BAKING COMPANY



                                          By:
-----------------------------------          -----------------------------------
Secretary                                     John M. Pettine, Executive
                                              Vice President

(SEAL)

-----------------------------------          -----------------------------------
Witness                                       Carl S. Watts, Executive

                                    EXHIBIT A

                                   SERP INSERT

                              TASTY BAKING COMPANY

ARTICLE I.

         3. Early Retirement.

            (a) In the event that the Employee shall elect early retirement pursuant to the terms of the Employer's Pension Plan, he shall be entitled to receive benefits in accordance with paragraph 1 above, but such benefits shall be reduced in the same proportion as the benefits which are due under the Employer's Pension Plan are reduced as the result of early retirement. However, in the event that the Employee's employment with the Employer is terminated prior to Employee's reaching age 60 (i) as provided in Section 5(d) of that certain Amended and Restated Employment Agreement dated as of August 19, 2002 between Employer and Employee ("Employment Agreement") or (ii) within twenty-four (24) months after a change of control, as defined in Article VIII,
Section 3, in each case, for any reason other than death or by the Employer for cause (as defined in the Employment Agreement), Employer shall be obligated to pay additional benefits to Employee under this Agreement as follows: if Employee elects to commence receiving early retirement benefits under the Employer's Pension Plan on or after age 60, Employer shall be obligated to pay benefits to Employee under this Agreement to make Employee whole for any actuarial reduction in his benefits that would otherwise be applicable under this Agreement and under the Employer's Pension Plan in excess of the reduction that would be applicable to Employee if he terminated employment at age 60 and elected immediate early retirement under the Employer's Pension Plan.

ARTICLE VIII.

         3. "Change of Control"

            (a) For purposes of this Agreement, a "change of control" of the Employer shall be deemed to occur (i) upon any change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder ("Exchange Act"); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Employer's outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by the Employer or any of its subsidiaries, or any employee benefit plan sponsored or maintained by the Employer, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities if the conditions described in clauses (vi) (A) and (B) below are satisfied; (iii) if individuals who constitute the Board of Directors of the Employer ("Board") as of the date hereof ("Incumbent Board"), cease for any reason to constitute at least a majority of the Board during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) if the Employer shall meet the delisting criteria of the New York Stock Exchange (or any successor stock exchange or automated trading system on which the Employer's common stock is then traded); (v) if the Board shall approve the sale of all or substantially all of the assets of the Employer or recommend the adoption of a plan of complete liquidation or dissolution of the Employer; or (vi) upon approval by the shareholders of the Employer of a reorganization, merger, consolidation, division, or issuance of securities, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the holders of the Employer common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board.

[Note: Modifications to SERPs approved by the Board April 22, 1988 shall also be included.]

                                   EXHIBIT "B"
                                   -----------

                                     RELEASE

         KNOW ALL MEN BY THESE PRESENTS that CARL S. WATTS, for himself, and his agents, representatives, heirs, executors, administrators, insurers, successors and assigns, and all persons, corporations or other entities connected therewith which might claim by, through or under them or any of them (all of whom are hereby individually and collectively referred to in this paragraph as "Releasors"), do hereby release, remise and forever discharge TASTY BAKING COMPANY, its respective direct and indirect subsidiaries, affiliates, investors, insurers, successors, assigns, and each of their agents, servants, shareholders, employees, officers, directors, trustees, representatives and attorneys, and each of their heirs, successors, executors and administrators (all of whom are hereinafter individually and collectively referred to in this paragraph as "Releasees"), of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have in the future, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, including those relating to Mr. Watts' employment with Tasty Baking Company ("Company") and the termination of that employment, except as expressly provided in the immediately following sentence. Notwithstanding anything contained in this Release to the contrary, Carl S. Watts does not release, remise or discharge the Releasees of or from any claims which he may have under (i) the Company's qualified retirement plans or 401k plans; (ii) that certain Supplemental Executive Retirement Program Agreement originally dated June 10, 1987 between the Company and Mr. Watts, as amended, and the rabbi trust with respect to such program;
(iii) any plans which the Company may have in effect from time-to-time, as they may be modified from time-to-time, to provide medical and/or life insurance benefits to retirees; (iv) that certain Amended and Restated Employment Agreement dated August 19, 2002 between Mr. Watts and the Company, for damages arising out of the Company's breach thereunder, but limited only to the amounts set forth in Section 5(d) thereof, all other damages being expressly released, and (v) the indemnification provisions contained in the Company's Articles of Incorporation and/or Bylaws, and/or any indemnification agreement in favor of Mr. Watts, relating to indemnification of officers and/or directors.

         This paragraph and its subparagraphs are intended to comply with section 201 of the Older Workers' Benefits Act of 1990, as amended.

         (i) By the execution of this release, Carl S. Watts acknowledges that he is giving up all claims related to his employment with Company and the termination of that employment, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney's fees, as well as the following statutory claims described below.

         (ii) Carl S. Watts further acknowledges that various state and federal laws prohibit discrimination based on age, gender, race, color, national origin, religion, handicap or veterans status. These include Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq. and the Civil Rights Act of 1991 (relating to gender, national origin, and certain other kinds of job discrimination); the Age Discrimination in Employment Act, 29 U.S.C. 626 et seq., (relating to age discrimination in employment), the Older Workers Benefit Protection Act, 29 U.S.C. ss.626, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act and the Pennsylvania Human Relations Act. He also understands and acknowledges that there are various federal and state laws governing wage and hour issues, including but not limited to the Fair Labor Standards Act, Pennsylvania wage and hour laws, and the Equal Pay Act of 1963 (relating to all the above forms of job discrimination). He acknowledges that he is giving up any claims he may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to his employment relationship with Company. He understands and acknowledges that this release applies to all such employment-related claims which he now has or may have to the date of this Agreement.

         (iii) Carl S. Watts hereby certifies that Company has advised him that he has at least 21 days (a) to consider and review this Release and his Employment Agreement and its consequences with an attorney of his choosing, and
(b) if he accepts the terms of this Release and his Employment Agreement, to forward an executed copy of this Release to Company in accordance with Section 7 of his Employment Agreement.

         (iv) Carl S. Watts also acknowledges and understands that he has seven
(7) days from the execution of this Release to advise Company that he is revoking this Release, and understand that if he has not revoked this Release by the end of the seven-day period, this Release will be effective and in full force. He understands that any revocation he makes shall be in writing, sent by facsimile, hand delivery or overnight mail, to Company in accordance with
Section 7 of his Employment Agreement.

         (v) In the event that his acceptance of this Release is revoked (as set forth in the last sentence of paragraph (iv)), then he shall immediately return to Company any payments made to him under Section 5(d)(D) of his Employment Agreement.

         Releasor agrees that he will not, at any time hereafter, nor will he permit, at any time hereafter, any person acting under his direction or control to, initiate, maintain, or prosecute, or in any way knowingly aid, directly or indirectly, in the initiation, maintenance, or prosecution of, any claim, demand suit, accounting, or cause of action against the Releasees, or any of them, arising out of, or in any way connected with any matter, thing, transaction, occurrence, act or omission with respect to which a release is being provided hereunder.

         IN WITNESS WHEREOF, and intending to be legally bound, the Releasor hereto has executed and delivered this Release as of the _____ day of ___________________, 200_.

                                     -----------------------------------------
                                     Carl S. Watts

STATE OF                           :
                                   :
COUNTY OF                          :


         On this, the ______ day of _________________, 200__, before me, the undersigned officer, personally appeared CARL S. WATTS known to me (satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                     -----------------------------------------
                                                  Notary Public

                                        My Commission Expires: